Exhibit 99.1

GREAT PLAINS ENERGY REPORTS FIRST QUARTER 2013 RESULTS
Kansas City, Mo. (May 9, 2013) - Great Plains Energy (NYSE: GXP) today announced first quarter 2013 earnings of $25.6 million or $0.17 per share of average common stock outstanding, compared with a first quarter loss in 2012 of $9.5 million or $0.07 per share. The Company also announced it is affirming its 2013 earnings guidance range of $1.44 to $1.64 per share.
“We maintained our focus on execution by providing reliable customer service and diligently managing costs during the quarter,” commented Terry Bassham, chairman and chief executive officer of Great Plains Energy. “The consistent effort by our employees and colder weather compared to a year ago contributed to the Company's financial performance.”
Great Plains Energy:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Three Months Ended March 31
(Unaudited)
	Earnings (Loss)		Earnings (Loss) per Great
			Plains Energy Share
	2013	2012	2013	2012
	(millions)
Electric Utility	$27.6	$4.5	$0.18	$0.03
Other	(1.6)	(13.8)	(0.01)	(0.10)
Net income (loss)	26.0	(9.3)	0.17	(0.07)
Less: Net loss attributable to noncontrolling interest	—	0.2	—	—
Net income (loss) attributable to Great Plains Energy	26.0	(9.1)	0.17	(0.07)
Preferred dividends	(0.4)	(0.4)	—	—
Earnings (loss) available for common shareholders	$25.6	$(9.5)	$0.17	$(0.07)
On a per-share basis, the primary drivers contributing to the $0.24 increase for the first quarter 2013 compared to 2012 were the following:

•	Approximately $0.09 from new retail rates which became effective in January 2013;

•
An estimated $0.08 decrease in interest expense primarily resulting from the maturity of $500 million of 11.875 percent senior notes in July 2012 and a lower interest rate on the refinanced debt that was underlying Great Plains Energy's Equity Units. In addition, the results for 2012 included the early recognition of the remaining interest obligation of the subordinated debt underlying the Equity Units;

•	Approximately $0.07 from favorable weather attributable to a 41 percent increase in heating degree days compared to the same period last year;

•	An estimated $0.07 impact at the Wolf Creek nuclear unit primarily resulting from the unplanned outage during the first quarter of 2012; and

•	Approximately $0.02 from weather-normalized demand.
The above factors were partially offset by the following:

•	Approximately a $0.06 decrease in other margin primarily due to increased fuel and purchased power expense at KCP&L in Missouri, where there is no fuel recovery mechanism; and

•	An estimated $0.03 from a variety of other factors including increased general taxes.
Common stock outstanding averaged 153.7 million shares, approximately 13 percent higher than the same period in 2012 primarily due to the settlement of the purchase contracts underlying the Equity Units.
Electric Utility Segment:
The Electric Utility segment, which includes Kansas City Power & Light Company (KCP&L) and the regulated utility operations of KCP&L Greater Missouri Operations Company (GMO), generated net income of $27.6 million or $0.18 per share for the first quarter 2013 compared to $4.5 million or $0.03 per share in 2012.
Key drivers influencing the segment results included the following:

•	A $31.4 million increase in pre-tax gross margin (a non-GAAP financial measure described in Attachment A) mainly due to:

◦	An estimated $20 million from the new retail rates;

◦	About $16 million from favorable weather;

◦	Approximately $4 million from weather-normalized demand; and

◦	The results for 2012 included an estimated $4 million impact from the unplanned outage at Wolf Creek.
The pre-tax gross margin factors above were partially offset by approximately $13 million primarily due to higher fuel and purchased power expense in KCP&L's Missouri jurisdiction where the company does not have a fuel recovery mechanism;

•
A $4.6 million decrease in pre-tax other operating expenses primarily due a $10.1 million decrease in Wolf Creek operating and maintenance expense mostly due to the unplanned outage in 2012. The decrease was partially offset by a $3.6 million increase in operating expenses driven by solar rebates that were deferred as a regulatory asset in 2012 with amortization beginning in 2013 and a $3.3 million increase in general taxes primarily attributable to higher property taxes;

•	A $2.9 million decrease in pre-tax interest expense driven by the maturity of $500 million of 11.875 percent senior notes in July 2012; and

•	A $14.4 million increase in income tax expense due to higher pre-tax income.
Overall retail MWh sales were up approximately 5.8 percent in the quarter compared to the first quarter 2012 with the increase driven by weather.
On a weather-normalized basis, excluding the impact of Leap Day sales in 2012, retail MWh sales increased an estimated 0.6 percent compared to the first quarter 2012.
Compared to normal levels the favorable pre-tax gross margin effect from weather in the first quarter 2013 was approximately $2 million or about $0.01 per share.
Other Category:
Results for the Other category primarily include unallocated corporate charges, GMO non-regulated operations, noncontrolling interest and preferred dividends. For the first quarter 2013, the Other category recorded a loss of $2.0 million or $0.01 per share compared to a loss of $14.0 million or $0.10 per share for the same period in 2012.
Key drivers influencing the Other category results included the following:

•
A decrease in after-tax interest expense of $3.8 million due to the early recognition in the first quarter 2012 of the remaining interest obligation of the subordinated debt underlying the Equity Units;

•	A decrease in after-tax interest expense of $2.2 million as a result of the lower interest rate on the refinanced debt that was underlying the Equity Units; and

•	An after-tax loss of $1.8 million on the sale of real estate in 2012.
Great Plains Energy will post its 2013 First Quarter Form 10-Q, as well as supplemental financial information related to the first quarter on its website, www.greatplainsenergy.com.
Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. EDT Friday, May 10, 2013, to review the Company's 2013 first quarter earnings and operating results.

A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy's website at www.greatplainsenergy.com. The webcast will be accessible only in a “listen-only” mode.
The conference call may be accessible by dialing (877) 791-9323 (U.S./Canada) or (706) 758-1332 (international) five to ten minutes prior to the scheduled start time. The pass code is 30414549.
A replay and transcript of the call will be available later in the day by accessing the investor relations section of the company's website. A telephonic replay of the conference call will also be available through May 17, 2013, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international). The pass code is 30414549.
About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest. Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name. More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services including transportation and labor agreements; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including but not limited to cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; and other risks and uncertainties.
This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy's and KCP&L's quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement. Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Great Plains Energy Contacts:
Investors: Tony Carreño, Director, Investor Relations, 816-654-1763, anthony.carreno@kcpl.com Media: Katie McDonald, Director, Corporate Communications, 816-556-2365,
katie.mcdonald@kcpl.com

Attachment A
Gross margin is a financial measure that is not calculated in accordance with generally accepted accounting principles (GAAP). Gross margin, as used by Great Plains Energy, is defined as operating revenues less fuel, purchased power and transmission of electricity by others. The company's expense for fuel, purchased power and transmission of electricity by others, offset by wholesale sales margin, is subject to recovery through cost adjustment mechanisms, except for KCP&L's Missouri retail operations. As a result, operating revenues increase or decrease in relation to a significant portion of these expenses. Management believes that gross margin provides a more meaningful basis for evaluating the Electric Utility segment's operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. The company's definition of gross margin may differ from similar terms used by other companies. A reconciliation to GAAP operating revenues is provided in the table below.

Great Plains Energy Incorporated
Reconciliation of Gross Margin to Operating Revenues
(Unaudited)

Three Months Ended March 31	2013	2012
	(millions)
Operating revenues	$542.2	$479.7
Fuel	(132.2)	(119.3)
Purchased power	(38.8)	(24.7)
Transmission of electricity by others	(11.4)	(7.3)
Gross margin	$359.8	$328.4